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                                                                      EXHIBIT 11


                      COMPUTATION OF EARNINGS PER SHARE

                    The Actava Group Inc. and Subsidiaries

                (Amounts in thousands, except per share data)


                                                                           Years Ended December 31,
                                                                 ------------------------------------------
                                                                   1993              1992             1991
                                                                   ----              ----             ----
PRIMARY
 Weighted average Actava Stock outstanding
    during the period, less stock in treasury       . . . . .     17,163            16,544           16,527
                                                               =========           =======         ========
Net income (loss) available for Common Stock
    and Common Stock equivalents  . . . . . . . . . . . . . .  $ (47,594)          $11,599         $(50,821)
                                                               =========           =======         ========

Per share amount  . . . . . . . . . . . . . . . . . . . . . .  $   (2.77)          $   .70         $  (3.08)
                                                               =========           =======         ========

FULLY DILUTED
 Common Stock and Common Stock equivalents  . . . . . . . . .     17,163            16,544           16,527
 Shares issuable on assumed conversion of
    6 1/2% Convertible Debentures   . . . . . . . . . . . . .      1,802             1,802            1,802
                                                               ---------           -------         --------

                    TOTAL   . . . . . . . . . . . . . . . . .     18,965            18,346           18,329
                                                               =========           =======         ========

Net income (loss) . . . . . . . . . . . . . . . . . . . . . .  $ (47,594)          $11,599         $(50,821)
Interest savings on assumed conversion of 6 1/2%
    Convertible Debentures, net of income tax effect  . . . .      3,308             3,308            3,308
                                                               ---------           -------         --------

Net income available for Common Stock and
    Common Stock equivalents assuming
    full dilution . . . . . . . . . . . . . . . . . . . . . .  $ (44,286)          $14,907         $(47,513)
                                                               =========           =======         ========
Per share amount (a)  . . . . . . . . . . . . . . . . . . . .  $   (2.34)          $   .81         $  (2.59)
                                                               =========           =======         ========



(a) Fully diluted earnings per share is not used because it exceeds primary earnings per share.